                                                                    Exhibit 21.1



SUBSIDIARIES OF SILVER
CINEMAS INTERNATIONAL, INC.                  JURISDICTION


Silver Cinemas, Inc.                         Delaware
SCI Acquisition Corp.                        Delaware
Landmark Theatre Corp.                       Delaware